Exhibit 99(g)


                                   ASSIGNMENT

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby assign all right, title and interest in the URL "www.TheHaight.com" to FirstCDP, Inc., a Nevada Corporation.

                                        By: /s/ Jonathan A. Firestein
                                            ------------------------------------
                                            Jonathan A. Firestein